EXHIBIT 99.1

NEWS RELEASE
One Park Place, Suite 700 ■ 621 Northwest 53rd Street ■ Boca Raton, Florida 33487 ■ www.thegeogroupinc.com
CR-06-18
THE GEO GROUP, INC. LAUNCHES OFFERING
OF 3.0 MILLION SHARES OF COMMON STOCK
Boca Raton, Fla. — May 25, 2006 — The GEO Group, Inc. (NYSE: GGI) (“GEO”) announced today that it plans to offer 3,000,000 shares of its common stock in an underwritten public offering pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission. GEO also plans to grant the underwriters a 30-day option to purchase up to an aggregate of 450,000 additional shares of common stock.
GEO expects to use the aggregate net proceeds from the offering for the repayment of approximately $74.6 million in debt and for general corporate purposes, which may include working capital, capital expenditures and potential acquisitions of complementary businesses and other assets. In addition, GEO may use up to $5.0 million of the proceeds of the offering to purchase from certain executive officers and employees stock options that are currently outstanding and exercisable.
Lehman Brothers Inc. will be the sole book-runner for the offering.
This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
This offering of shares of common stock may be made only by means of a prospectus. Copies of the prospectus and the prospectus supplement can be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Prospectus Fulfillment, 1155 Long Island Avenue, Edgewood, NY 11717, fax: (631) 254-7268, email: monica_castillo@adp.com, or from The GEO Group, Inc., One Park Place, Suite 700, 621 Northwest 53rd Street, Boca Raton, Florida, 33487.
About The GEO Group, Inc.
The GEO Group, Inc. (“GEO”) is a world leader in the delivery of correctional, detention, and residential treatment services to federal, state, and local government agencies around the globe. GEO offers a turnkey approach that includes design, construction, financing, and operations. GEO represents government clients in the United States, Australia, South Africa, Canada, and the United Kingdom. GEO’s worldwide operations include 61 correctional and residential treatment facilities with a total design capacity of approximately 49,000 beds, inclusive of facilities under management, facilities for which GEO has received contract awards but which have not yet opened, and inactive facilities.
—More—

NEWS RELEASE
Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are ''forward-looking statements’’ as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to GEO’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see ''Risk Factors’’ as described in GEO’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2006, and the Prospectus Supplement filed with the Securities and Exchange Commission on May 25, 2006. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
-End-